Exhibit 99.4

Consent OF DIRECTOR NOMINEE

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of Stellar Acquisition III Inc. (the “Company”), originally filed on June 30, 2016, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: August 2, 2016

/s/ Tiziano Paravagna
Tiziano Paravagna